Conformis, Inc. Effects 1-for-25 Reverse Stock Split

BILLERICA, Mass., November 9, 2022 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS) (“Conformis”) announced that it will effect a 1-for-25 reverse stock split at 5:00 p.m. Eastern time today. Beginning with the opening of trading on November 10, 2022, Conformis’ common stock will trade on the Nasdaq Capital Market on a split-adjusted basis under a new CUSIP number 20717E200.

At Conformis’ Special Meeting of Stockholders on October 26, 2022, Conformis’ stockholders approved the proposal to authorize Conformis’ Board of Directors to file an amendment to Conformis’ amended certificate of incorporation to effect the reverse split at a ratio to be determined by the Board, ranging from 1-for-15 to 1-for-25. The specific 1-for-25 ratio was subsequently approved by the Board of Directors and the reverse stock split was effected by filing a Certificate of Amendment to Conformis’ Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As a result of the Reverse Stock Split, each 25 shares of Conformis' common stock outstanding will be combined into one share of common stock and the total number of shares of common stock outstanding will be reduced from approximately 188 million shares to approximately 7.5 million shares. Stockholders of record will receive cash in lieu of any fraction of a share that stockholders would otherwise be entitled to receive as a result of the Reverse Stock Split.

Conformis has retained American Stock Transfer & Trust Company (“AST”) to act as exchange agent for the reverse stock split. AST will manage the exchange of old, pre-reverse stock split shares for new post-reverse stock split shares. Stockholders of record holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker, or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to brokers’ particular processes, and will not be required to take any action in connection with the Reverse Stock Split. For those stockholders of record holding physical stock certificates, AST will send instructions for exchanging those certificates for shares held electronically in book-entry form representing the post-split number of shares.

About Conformis, Inc.

Conformis is a medical technology company focused on advancing orthopedic patient care and creating a world without joint pain. Its product portfolio is designed to maximize surgeon and patient choice by offering fully personalized solutions through its Image-to-Implant® Platinum Services℠ Program as well as data-informed, standardized solutions that combine many benefits of personalization with the convenience and flexibility of an off-the-shelf system. Conformis’ sterile, just-in-time, Surgery-in-a-Box™ delivery system is available with all of its implants and personalized, single-use instruments. Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, the anticipated timing of our product launches, and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other and similar expressions are intended to identify forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation

Reform Act of 1995, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the novel coronavirus pandemic and the response to the pandemic; whether our cash resources will be sufficient to fund our continuing operations for the periods anticipated; risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth, our ability to regain compliance with the $1.00 minimum bid price required for continued listing on Nasdaq Capital Market and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, and other public filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor Relations
ir@conformis.com
(781) 374-5598